Exhibit 99.1

Investor Contact:	Company Contact:
Sharon Merrill Associates	Thomas W. Bennet, Jr., CFO
(617) 542-5300	(978) 970-5600
trr@investorrelations.com	tbennet@trcsolutions.com

TRC Announces Fourth-Quarter and Fiscal Year 2011 Financial Results

Company Concludes Fiscal 2011 with Fourth-Quarter Net Service Revenue Growth of 9%;
Full Year Fiscal 2011 Net Service Revenue Increased 7%

Lowell, MA, September 8, 2011 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, today announced financial results for the fiscal three months and year ended June 30, 2011.

Financial Highlights

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
(In millions, except per share data)	2011	2010	2011	2010

Net service revenue(1)	$70.3	$64.3	$245.9	$230.1
Goodwill and intangible asset impairments	$—	$20.2	$—	$20.2
Depreciation and amortization	$1.2	$3.0	$4.7	$8.0
Arena Towers litigation reserve(2)	$17.3	$1.1	$17.3	$1.1
Operating loss	$(15.0)	$(19.8)	$(7.6)	$(21.5)
Federal and state income tax (provision) benefit	$(0.4)	$(0.6)	$(1.1)	$4.2
Accretion charges on preferred stock	$—	$(2.6)	$(7.3)	$(6.4)
Net loss applicable to TRC Companies, Inc.'s common shareholders	$(15.5)	$(23.2)	$(16.6)	$(22.9)
Diluted loss per common share	$(0.57)	$(1.18)	$(0.69)	$(1.17)
Diluted weighted-average common shares outstanding	27,284	19,619	24,107	19,548

(1)The Company believes net service revenue, rather than gross revenue, best reflects the value of services provided to its customers and is the most meaningful indicator of TRC's revenue performance.
(2)The Company recorded litigation reserves of $17.3 million and $1.1 million during the fourth quarter of 2011 and 2010, respectively, related to the Arena Towers litigation matter.

Comments on the Results
“Despite challenging market conditions, TRC concluded fiscal 2011 with solid fourth-quarter operating performance,” said Chairman and Chief Executive Officer Chris Vincze. “Our financial results for the

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

quarter were highlighted by 9% growth in net service revenue (NSR), driven primarily by our Energy segment. For the full year, our NSR increased by 7% as we focused our growth initiatives in the energy sector of the economy.”

“Our bottom line for the fourth quarter was affected by the $17.3 million additional reserve recorded for the adverse jury verdict in the four-year ongoing litigation with a former landlord in Houston, TX. We believe the verdict is incorrect for a number of reasons. We have filed a post-trial motion to disregard a substantial portion of it and will also pursue appellate measures. We are now substantially reserved for this matter, and any payment of damages would be at the end of the appeals process, which could take up to several years. Excluding the impact of the verdict, we would have reported positive operating and net income for the quarter. From a margin perspective, excluding the litigation reserve, we continued to see improved operating results in the quarter. As a percentage of NSR, our cost of services improved to 78.4% in the fourth quarter from 81.4% during the same period of fiscal 2010 reflecting an efficient expense structure. Our G&A costs, which decreased 2% in the quarter, also reflected a cost control mindset and finished the full year up only 1% compared to fiscal 2010. Overall, TRC's fundamentals continue to improve on all fronts.”

“In the fourth quarter, Energy continued to be our fastest growing and most profitable segment. We increased NSR by 29% and operating profit by 50% in the quarter within this segment, and 20% and 84%, respectively, for the full year, as demand for our services continued to generate significant new contract opportunities. The Environmental segment increased NSR by 3% in the quarter and 7% for the full year as demand for services improved overall despite weakness in the permitting and air quality markets we serve. Profit for the Environmental segment declined 43% in the quarter and 2% for the full year primarily as the net result of actions taken in the quarter to resolve issues on several legacy Exit Strategy® projects. NSR for our Infrastructure segment was up 3% in the quarter but down 9% for the full year as uncertainties in federal policy and funding continue to constrain growth. However, on a year-over-year basis our profitability in this segment more than doubled in the quarter and was up 28% for the full year as we continued to shed lower margin work and focused on execution of higher-margin projects.”

Business Outlook
“In fiscal 2011, we successfully initiated the first stages of our two-pronged - organic and acquisition - profitable growth strategy. During the last half of the fiscal year, we executed two strategic acquisitions and recently announced a third. Our net service revenue backlog of $230 million held steady compared to the immediately prior quarter and was up by 3% over the prior fiscal year primarily due to the backlog received from the RMT acquisition. Within our Infrastructure segment backlog remains strong. We also

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

see additional opportunities for growth related to the pending legislation for a new transportation bill, and we could potentially benefit from the creation of a national infrastructure bank, which is under consideration in Washington.”

“We believe the long-term outlook remains positive, and we expect our top-line growth to continue into fiscal 2012. In the near term, we are anticipating a highly competitive market environment and ongoing macroeconomic uncertainty. However, capital spending commitments are improving, particularly in markets served by both our Energy and Environmental segments.”

“We enter fiscal 2012 with a leveragable business model that positions us well for margin improvement and growth. We have minimal long-term debt and a healthy balance sheet, which provides us with the financial flexibility to execute our comprehensive profitable growth strategy. We are confident that our unique blend of specialized services, well-established reputation for quality and outstanding team of talented professionals will continue to differentiate TRC in the markets we serve. The three recent acquisitions have expanded and diversified our geographic reach, added new skills to our technical services portfolio, and further strengthened the overall resources available to our clients.”

Conference Call Information
The Company will broadcast its fourth-quarter fiscal 2011 financial results conference call today, at 9 a.m. ET. Those who wish to listen to the conference call should visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website for one year.

About TRC
A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information, visit TRC's website at http://www.trcsolutions.com.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the availability and adequacy of insurance; the uncertainty of our operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments, including potential payments related to TRC's ongoing IRS audit and Houston lease litigation, if not resolved successfully; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2011, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Gross revenue	$94,029	$83,853	$333,209	$330,575
Less subcontractor costs and other direct reimbursable charges	23,779	19,531	87,298	100,476
Net service revenue	70,250	64,322	245,911	230,099

Interest income from contractual arrangements	103	121	411	596
Insurance recoverables and other income	(4,875)	(81)	(1,573)	8,844

Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	55,064	52,358	202,265	203,221
General and administrative expenses	6,723	6,852	26,286	26,028
Provision for doubtful accounts	141	634	1,763	2,344
Depreciation and amortization	1,243	3,002	4,729	8,049
Goodwill and intangible asset impairments	—	20,249	—	20,249
Arena Towers litigation reserve	17,278	1,100	17,278	1,100
Total operating costs and expenses	80,449	84,195	252,321	260,991
Operating loss	(14,971)	(19,833)	(7,572)	(21,452)
Interest expense	(173)	(235)	(761)	(1,003)
Gain on extinguishment of debt	—	—	—	1,716
Loss from operations before taxes and equity in earnings (losses)	(15,144)	(20,068)	(8,333)	(20,739)
Federal and state income tax (provision) benefit	(425)	(608)	(1,127)	4,210
Loss from operations before equity in earnings (losses)	(15,569)	(20,676)	(9,460)	(16,529)
Equity in earnings (losses) from unconsolidated affiliates, net of taxes	20	21	30	(45)
Net loss	(15,549)	(20,655)	(9,430)	(16,574)
Net loss applicable to noncontrolling interest	19	33	58	125
Net loss applicable to TRC Companies, Inc.	(15,530)	(20,622)	(9,372)	(16,449)
Accretion charges on preferred stock	—	(2,600)	(7,261)	(6,431)
Net loss applicable to TRC Companies, Inc.'s common shareholders	$(15,530)	$(23,222)	$(16,633)	$(22,880)

Basic and diluted loss per common share	$(0.57)	$(1.18)	$(0.69)	$(1.17)

Basic and diluted weighted-average common shares outstanding	27,284	19,619	24,107	19,548

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,829	$14,709
Accounts receivable, less allowance for doubtful accounts	89,258	87,104
Insurance recoverable - environmental remediation	30,827	35,664
Restricted investments	12,413	14,744
Prepaid expenses and other current assets	9,878	9,123
Income taxes refundable	209	388
Total current assets	153,414	161,732
Property and equipment:
Land and building	480	480
Equipment, furniture and fixtures	43,093	41,946
Leasehold improvements	4,902	4,861
	48,475	47,287
Less accumulated depreciation and amortization	(36,825)	(35,535)
Property and equipment, net	11,650	11,752
Goodwill	20,886	14,870
Investments in and advances to unconsolidated affiliates and construction joint ventures	111	117
Long-term restricted investments	38,753	46,426
Long-term prepaid insurance	37,410	44,529
Other assets	13,836	8,369
Total assets	$276,060	$287,795
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,139	$3,629
Accounts payable	26,510	35,871
Accrued compensation and benefits	28,252	22,393
Deferred revenue	22,709	26,486
Environmental remediation liabilities	505	623
Other accrued liabilities	59,718	43,781
Total current liabilities	140,833	132,783
Non-current liabilities:
Long-term debt, net of current portion	6,037	5,815
Income taxes payable	4,912	4,149
Deferred revenue	88,865	102,452
Environmental remediation liabilities	5,741	6,404
Total liabilities	246,388	251,603
Preferred stock, $.10 par value; 500,000 shares authorized, 7,209 shares issued and outstanding as convertible, liquidation preference value of $22,277 as of June 30, 2010	—	8,239
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 27,303,774 and 27,300,292 shares issued and outstanding, respectively, at June 30, 2011, and 19,637,535 and 19,634,053 shares issued and outstanding, respectively, at June 30, 2010	2,730	1,964
Additional paid-in capital	173,984	163,897
Accumulated deficit	(147,255)	(137,883)
Accumulated other comprehensive income	429	133
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	29,855	28,078
Noncontrolling interest	(183)	(125)
Total equity	29,672	27,953
Total liabilities and equity	$276,060	$287,795

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995